Exhibit 99.1

Howard Bancorp, Inc. Prices Upsized Public Offering of Common Stock

ELLICOTT CITY, Md.--(BUSINESS WIRE)--January 27, 2017--Howard Bancorp, Inc. (Nasdaq:HBMD) (the “Company”), the parent company of Howard Bank, today announced the pricing of an upsized underwritten public offering of 2,400,000 shares of its common stock at a public offering price of $15.00 per share, raising approximately $36.0 million in gross proceeds. The Company has granted the underwriters a 30-day option to purchase up to an additional 360,000 shares of its common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering for general corporate purposes, including contributing to the capital of Howard Bank to support its lending and investing activities, repayment of debt and to support or fund acquisitions of other institutions or branches as and if opportunities for such transactions become available.

Raymond James & Associates, Inc. is serving as bookrunning manager and Stephens Inc. is serving as lead manager. The closing of the transaction is subject to customary closing conditions. The shares are expected to be delivered on February 1, 2017.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering will be made only by means of a prospectus and prospectus supplement. Copies of the prospectus and, when available, prospectus supplement for the offering may be obtained by visiting the SEC website at www.sec.gov or by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863 or by email at prospectus@raymondjames.com.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the parent company of Howard Bank, is a Maryland-chartered trust company operating as a commercial bank. Headquartered in Ellicott City, Maryland, Howard Bank operates a general commercial banking business through its 13 branches located throughout the Greater Baltimore Metropolitan Area. It had consolidated assets of approximately $1.0 billion at December 31, 2016. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its Web site at www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer